 Exhibit 99.1

I, Edward J. Woodard, Jr. certify that:

1.	I have reviewed this Form 10-QSB report on Commonwealth Bankshares Capital Trust I;

2.

Based on my knowledge, this Form 10-QSB report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Form 10-QSB report;

3.

Based on my knowledge, the financial statements, and other financial information included in this Form 10-QSB report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Form 10-QSB report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)

Designed such disclosure controls and procedures to ensure that material information relating to the registrant, is made known to us by other within those entities, particularly during the period in which this Form 10-QSB report is being prepared;

	(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this Form 10-QSB report (the “Evaluation Date”); and

	(c)	Presented in this Form 10-QSB report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

Date:	November 13, 2002	/s/ E. J. WOODARD, JR. CLBB

E. J. Woodard, Jr. CLBB, Administrative Trustee